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                                                                  Exhibit 3.1.1

                    RESTATED CERTIFICATE OF INCORPORATION

     NetObjects, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     The name of the corporation is NetObjects, Inc. NetObjects, Inc. was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of the State of Delaware on November 21, 1995.

     NetObjects, Inc. intends to undertake an "Initial Public Offering," which is hereby defined to mean a sale by NetObjects, Inc. of its Common Stock, in a bona fide public offering on an underwritten firm commitment basis pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933 and the rules and regulations thereunder ("Securities Act"), which public offering results in aggregate cash proceeds of at least $30 million.

     Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation set forth in Appendix I attached hereto restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of this corporation.

     Effective on the date as of which the underwriters of the Initial Public Offering sign the firm commitment underwriting agreement with NetObjects, Inc., the Restated Certificate of Incorporation of NetObjects, Inc. in effect at the time immediately prior thereto shall be amended and restated in its entirety as set forth in Appendix I attached hereto.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of
Incorporation has been signed by its President and attested to by its Secretary on May 5, 1999.


                                                  /s/ Samir Arora
                                                  -----------------------------
                                                      Samir Arora, President

/s/ Alan B. Kalin
-----------------------------
Alan B. Kalin, Secretary


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                    RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              NETOBJECTS, INC.


                                    ARTICLE I

     The name of the corporation is NetObjects, Inc. (the "Corporation").

                                   ARTICLE II

     The address of the Corporation'as registered office in the State of Delaware is: 1013 Centre Road, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

     SECTION 1. The total number of shares of all classes of stock which the Corporation has authority to issue is Sixty-Six Million (66,000,000) shares, consisting of two classes: Sixty Million (60,000,000) shares of Common Stock, $0.01 par value per share, and Six Million (6,000,000) shares of Preferred Stock, $0.01 par value per share.

     SECTION 2. The board of directors ("Board of Directors") is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of Preferred Stock.

     Except as otherwise expressly provided in any certificate of designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of


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Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

     SECTION 3. Upon the effectiveness of this Restated Certificate of Incorporation following its filing with the Secretary of State of the State of Delaware: (i) All authorized and unissued shares of Preferred Stock shall be converted (without further action by the Corporation) into that number of authorized shares of Common Stock into which such Preferred Stock would then be convertible under Section 4 of the Restated Certificate of Incorporation in effect at the time immediately prior thereto as if such shares were issued and outstanding at the time; and (ii) all issued and outstanding shares of Preferred Stock shall be deemed to have been converted into, and shall (without any action of the holder thereof) become, that number of fully paid and nonassessable shares of Common Stock into which such Preferred Stock was convertible in accordance with the provisions of Section 4 of the Restated Certificate of Incorporation in effect at the time immediately prior thereto.

     SECTION 4. Upon the effectiveness of this Restated Certificate of Incorporation following its filing with the Secretary of State of the State of Delaware and after giving effect to the provisions of Section 3, above, every six shares of issued and outstanding Common Stock, par value $.00000001 per share, of the Corporation, shall be changed and reclassified into one share of Common Stock, par value $.01 per share, of the Corporation, thereby giving effect to a one-for-six reverse stock split. The total number of shares of authorized capital stock of the Corporation set forth in Section 1 of this Article IV sets forth the total authorized stock of the corporation after giving effect to this one-for-six reverse stock split, and after giving effect to the provisions of Section 3, above. No fractional shares resulting from the reverse split of Common Stock shall be issued; instead, the Corporation shall pay to the holder of each fractional share an amount in cash as determined by the Board of Directors, in its sole discretion.

                                   ARTICLE V

     During the term of the Voting Agreement dated as of February 4, 1999 between the Corporation and International Business Machines Corporation ("IBM"), a vacancy on the Board of Directors created by the death or resignation of an "IBM Representative," as defined in such Voting Agreement, shall be filled by the approval of the remaining directors only with an IBM Representative designated in writing by IBM, notwithstanding any other provision in the bylaws of the Corporation to the contrary.

                                   ARTICLE VI

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.


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                                  ARTICLE VII

     SECTION 1. To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this
Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     SECTION 2. To the extent permitted by applicable law, this Corporation is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

     SECTION 3. Neither any amendment nor repeal of any of the foregoing provisions of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

                                 ARTICLE VIII

     The Corporation shall not be subject to or governed by the provisions of
Section 203 of the General Corporation Law of Delaware, or any amendment or successor provisions thereto, with respect to business combinations between the Corporation and interested stockholders.

                                  ARTICLE IX

     The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.


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                                    ARTICLE X

     SECTION 1. In recognition that IBM is a substantial stockholder of the Corporation, and that the Corporation and such stockholder may engage in the same or similar activities or lines of business and have an interest in the same area of corporate opportunities, and in further recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with such stockholder (including service of employees and former employees of such stockholder as directors of the Corporation), the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve such stockholder and its officers and employees, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

     SECTION 2. IBM shall not have any duty to refrain from any of the following: (a) engaging in the same or similar activities or lines of business as the Corporation or developing or marketing products or services that compete, directly or indirectly, with those of the Corporation; (b) doing business with any client or customer of the Corporation; (c) investing (publicly or privately) in, or developing other relationships with, other Persons (as defined in Section 6 below) or entities in the same or similar businesses as that of the Corporation; and (d) employing or otherwise engaging any officer or employee or former officer or employee of the Corporation. Neither IBM nor any officer, director or employee of IBM shall have any obligation, or be liable, to the Corporation or its stockholders (i) for or arising out of the conduct described in (a), (b), (c) and (d) above,
(ii) for exercising its rights under the Voting Agreement or any other agreement to which it is a party or (iii) for breach of any fiduciary or other duty to the Corporation or its stockholders by reason of the conduct described in (i) or (ii) above or such officers'a, directors'a or employees'a participation therein or such employees'a actions as directors of the Corporation.

     SECTION 3. In the event that IBM or any officer, director or employee of IBM acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both IBM and the Corporation, neither IBM nor its officers, directors or employees shall have any duty to communicate or offer such corporate opportunity to the Corporation and neither IBM nor its officers, directors or employees shall be liable to the Corporation or its stockholders for breach of any fiduciary or other duty, as a stockholder or otherwise, by reason of the fact that IBM pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person or entity, or does not communicate such corporate opportunity or information regarding such corporate opportunity to the Corporation.

     SECTION 4. No action taken by the Board of Directors of the Corporation shall be void or voidable or give rise to any liability for breach of fiduciary duty or otherwise solely by reason of the fact that (i) a majority of the members of such Board of Directors are affiliated with IBM and/or its Affiliates (as defined in Section 6 below) and/or (ii) such action shall be, or shall be deemed to be, beneficial to IBM, provided, however, that the


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stockholders shall not be deemed to have waived any claim that would otherwise arise from any action of the Board of Directors that results in a transfer of tangible assets or an assignment of intellectual property rights of the Corporation to IBM or any Affiliate of IBM on other than on commercially reasonable terms.

     SECTION 5. Any Person or other entity purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have consented to the provisions of this Article X. The provisions and the waivers set forth in this Article IX shall be effective to the maximum extent permitted by law.

     SECTION 6. Any reference to "IBM" shall mean IBM and its Affiliates. "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with IBM. "Person" in this Article X shall mean any individual, firm, corporation, partnership, trust, joint venture, governmental authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

     SECTION 7. This Article X may be amended only by the affirmative vote of the holders of at least ninety percent (90%) of the Corporation'as outstanding Voting Securities. All provisions and waivers of this Article X shall terminate and be of no further force and effect at such time as the Voting Securities of the Corporation held directly or indirectly by IBM represent less than ten percent (10%) of all Voting Securities of the Corporation on a Fully Diluted basis. Once so terminated, Article X shall not automatically revive if IBM'as share of Voting Securities of the Corporation shall thereafter or from time to time rise above ten percent (10%). If terminated, the provisions and waivers of this Article X nonetheless shall remain effective as to all events arising prior to the time of such termination. "Voting Securities" shall mean the Common Stock and any other securities of the Corporation entitled to vote generally in the election of directors of the Corporation and any other securities (including rights, warrants, options and convertible debt) convertible into, exchangeable for or exercisable for any Common Stock or other securities referred to above (whether or not presently convertible, exchangeable or exercisable, including preferred stock of the Corporation). "Fully Diluted" shall mean the number of fully diluted shares of Voting Securities (including without limitation upon exercise of all outstanding warrants, options, convertible securities and other rights to purchase Voting Securities).


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